UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2025

enCore Energy Corp.

(Exact name of registrant as specified in its charter)

British Columbia	001-41489	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5950 Berkshire Lane, Suite 210,
Dallas, TX	75225
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (361) 239-5449

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Shares, no par value	EU	The Nasdaq Stock Market LLC TSX Venture Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 27, 2025, a subsidiary (the “Borrower”) of enCore Energy Corp. (the “Company”) and Boss Energy Limited (“Boss”) entered into an Amendment No. 3 (the “Third Amendment”) to the Uranium Loan Agreement, dated December 5, 2023, as amended by Amendment No. 1 dated January 31, 2024 and Amendment No. 2, effective February 26, 2025 (as amended, the “Uranium Loan Agreement”) to extend the repayment date one week to July 3, 2025.

On July 2, 2025, the Borrower entered into a Fourth Amendment and Addendum to Uranium Loan Agreement with Boss (the “Fourth Amendment”) to, among other things, extend the loan repayment date of the Uranium Loan Agreement to December 27, 2025 (the “Repayment Date”) and provide for a cash facility of $3.6 million (the “Facility”) that may be drawn at any time prior to November 27, 2025 to fund the Borrower’s capital contributions to the joint venture between the Company and Boss at the Company’s Alta Mesa In Situ Recovery Uranium Project and Central Processing Plant in South Texas. The original Uranium Loan Agreement was for 200,000 pounds of uranium, valued at $20.1 million, which would be repayable to Boss in kind or cash based on the prevailing spot price at the time the loan was made. Since the original Uranium Loan Agreement was made, the Company has repaid $11.9 million and $10.4 million remains outstanding under the Uranium Loan Agreement as of the date of the Fourth Amendment.

Pursuant to the Amendment, the interest rate on borrowings under the Uranium Loan Agreement is increased to 10.00% per annum, and beginning August 1, 2025, the Borrower will also pay Boss monthly an amount equal to the average undrawn Facility amount during the preceding month multiplied by 2.0% per annum.

The Amendment also includes other conforming updates to the Uranium Loan Agreement to account for the Facility, which the Company considers customary for an agreement of this type, and adds the ability of Boss to require the Borrower immediately transfer membership interests representing control in the joint venture between the Company and Boss in an event of default under the Uranium Loan Agreement. The Uranium Loan Agreement is secured by the Borrower’s pledge of equity in the joint venture between the Company and Boss and is guaranteed by the Company.

The Uranium Loan Agreement, as amended, includes representations and warranties, affirmative and negative covenants and events of default that the Company considers customary for an agreement of this type, including related to its indebtedness and interests in the joint venture between the Company and Boss. Boss may terminate the Uranium Loan Agreement upon an event of default. The Uranium Loan Agreement cannot be redrawn upon once repaid.

This description of the material terms of the Third Amendment and the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment and Fourth Amendment, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are hereby incorporated by reference into this Item 1.01. For additional information regarding the Uranium Loan Agreement, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 3, 2025, which description is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the Uranium Loan Agreement is incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Amendment No. 3 to Uranium Loan Agreement, dated June 27, 2025, by and between enCore Energy U.S. Corp. and Boss Energy Limited

10.2	Fourth Amendment and Addendum to Uranium Loan Agreement, dated July 3, 2025, by and between enCore Energy U.S. Corp. and Boss Energy Limited

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE ENERGY CORP.

	By:	/s/ Robert Willette
Robert Willette
Acting Chief Executive Officer and Chief Legal Officer

Dated: July 3, 2025